Exhibit 5.1

August 2, 2024

La Rosa Holdings Corp.

1420 Celebration Blvd., 2nd Floor

Celebration, Florida 34747

Re: Registration of Resale Shares

Ladies and Gentlemen:

We refer to the Company’s Registration Statement on Form S-1 under the Securities Act of 1933 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission on August 2, 2024 (as it may be amended, the “Registration Statement”). The Registration Statement relates to the registration of up to 582,875 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), that has been or may be issued by the Company to the Selling Stockholder listed in the Registration Statement (the “Resale Shares”).

We understand that the Resale Shares are to be offered and sold in the manner set forth in the Prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

We have acted as your counsel in connection with the preparation of the Registration Statement. We are familiar with the proceedings taken by the Board of Directors of the Company (the “Board”) in connection with the authorization, issuance and sale of the Resale Shares. We have examined all such documents as we considered necessary to enable us to render this opinion, including, but not limited to: (i) the Registration Statement, (ii) that certain Securities Purchase Agreement, dated July 16, 2024, between the Company and the Selling Stockholder (the “Securities Purchase Agreement”); (iv) the convertible note dated July 16, 2024 issued by the Company to the Selling Stockholder pursuant to the Securities Purchase Agreement (the “Note”); (v) the warrants issued by the Company to the Selling Stockholder pursuant to the Securities Purchase Agreement (the “Warrants”); (vi) the Company’s articles of incorporation, as amended to date, (vii) the Company’s bylaws, as amended to date, (viii) certain resolutions of the Board, and (ix) such other corporate records and instruments, and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies, the authenticity of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such certified, conformed, photostatic or facsimile copies. In addition, we have assumed that the Resale Shares will be offered in the manner and on the terms identified or referred to in the Prospectus. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon our examination mentioned above, and relying on the statements of fact contained in the documents that we have examined, we are of the following opinions:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Nevada.

2.	As to the Resale Shares, (i) the 445,175 shares of Common Stock issuable upon conversion of the Note, when issued by the Company in accordance with the terms of the Note in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable; (ii) the 107,900 shares of Common Stock issuable upon exercise of the Warrants, when issued by the Company and delivered by the Company against payment therefor as provided in the Warrants in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable; and (iii) the 29,800 shares of Common Stock previously issued to the Selling Stockholder as commitment fee for entering into the Securities Purchase Agreement are validly issued, fully paid and non-assessable.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of New York and Chapter 78 of the Nevada Revised Statutes.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW